As filed with the Securities and Exchange Commission on December 1, 1995.
                                                   Registration No. 33-____


                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549
                        ----------------------------
                                  FORM S-3
                           Registration Statement
                                   Under
                         The Securities Act of 1933
                       ------------------------------
                                 NEWELL CO.
           (Exact Name of Registrant as Specified in Its Charter)

     Delaware                                     36-3514169
(State or Other Jurisdiction of               (I.R.S. Employer
Incorporation or Organization)                Identification No.)


     Newell Center                           Dale L. Matschullat
29 East Stephenson Street                    4000 Auburn Street
Freeport, Illinois 61032                     Rockford, Illinois 61125
     (815) 235-4171                               (815) 969-6101
(Address, Including Zip Code,           (Name, Address, Including Zip
and Telephone Number, Including         Code, and Telephone Number,
Area Code, of Registrant's Principal    Including Area Code, of Agent
Executive Offices)                      for Service)


                              With a Copy to:
                               Linda J. Wight
                           Schiff Hardin & Waite
                              7200 Sears Tower
                          Chicago, Illinois 60606
                               (312) 876-1000
                    ------------------------------------

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. _____
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
_____
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _____
     If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _____
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. _____

                      CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
                                                                Proposed Maximum       Proposed Maximum
       Title of Each Class of             Amount To Be          Aggregate Price       Aggregate Offering        Amount of
     Securities To Be Registered           Registered             Per Unit (1)            Price (1)          Registration Fee
  --------------------------------     -------------------    -------------------     ------------------    -----------------
 Common Stock,
 Par Value $1.00 Per Share . . . .           253,101                $25 5/8               $6,485,713              $2,236
 --------------------------------      -------------------    -------------------     ------------------    -----------------

 Preferred Stock Purchase Rights .
-----------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on $25 5/8, the average of the high and low prices of the Common Stock on November 28, 1995, as reported in the consolidated reporting system. The value attributable to the Preferred Stock Purchase Rights is reflected in the value attributable to the Common Stock.

                   --------------------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                        [Newell Co. Letterhead]

Dear Participant:

          As a participant in the Newell Long-Term Investment and Savings Plan (the "Plan"), the Northern Trust Company, as trustee of the Plan, has purchased shares of Newell Co. common stock on your behalf. Newell Co. has determined that shares purchased on your behalf between December 20, 1994 and August 22, 1995 were not properly registered under the Securities Act of 1933. Therefore, in order to comply with federal and state securities laws, Newell Co. is offering to repurchase the shares of its common stock purchased on your behalf during that time period. You are not obligated in any way to accept this offer.

          Enclosed is a Prospectus detailing the terms and background of the offer. While you are encouraged to read the Prospectus thoroughly before deciding to accept or reject the offer, the following summary of the offer is provided for your reference:

          Newell Co. will repurchase the shares of its common stock purchased on your behalf during the period December 20, 1994 through August 22, 1995;

          The purchase price will be the price originally paid for the shares plus interest at a rate of 7%, less any income received on the shares;

          You have until 11:59 p.m., Central Standard Time, on
          _________, 1995 to accept the offer;

          Failure to accept the offer by _________, 1995 will be deemed a rejection of the offer;

          If you accept the offer, your account balance in the Newell Common Stock Fund will be reduced, and the proceeds will be reinvested by the Trustee of the Plan pursuant to your recorded investment election;

          If you reject the offer, your account balance in the Newell Common Stock Fund will not change and the Newell Co. common stock purchased on your behalf between December 20, 1994 and August 22, 1995 will be registered under the Securities Act of 1933, effective as of the date of this Prospectus.

          In order to accept the offer you must complete the form provided (attached as Appendix I to the Prospectus) and mail or return it by ______________ __, 1995 to [name & address].

          If you have any questions regarding the offer please call __________-__________ between [9:00 a.m. and 5:00 p.m., Central
Standard Time].

                                   Sincerely,

                                   [Name]

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS (Subject to Completion, Issued December 1, 1995)


                              PROSPECTUS

                              NEWELL CO.

                            253,101 SHARES
                COMMON STOCK, $1.00 PAR VALUE PER SHARE
          (INCLUDING RELATED PREFERRED STOCK PURCHASE RIGHTS)
                           RESCISSION OFFER

          Newell Co. (the "Company") offers, under the terms and conditions described in the Prospectus, to rescind the previous purchase of a total of 253,101 shares of Common Stock, par value $1.00 per share and related preferred stock purchase rights (collectively, the "Common Stock") by The Northern Trust Company, the trustee (the "Trustee") under the Newell Long-Term Savings and Investment Plan (the "Plan"), on behalf of certain participants in the Plan (the "Rescission Offerees") for (i) the consideration paid for such Common Stock, plus interest at the applicable rate from the date of purchase, less any dividends due or paid, or (ii) in the event the participant has caused the sale of such Common Stock, the consideration paid, less the proceeds from the sale, plus interest at the applicable rate, less any dividends due or paid (the "Rescission Offer"). The Rescission Offer applies to purchases of Common Stock during the period from December 20, 1994, through August 22, 1995, at prices ranging from $21 per share to $25 3/8 per share. The closing sale price of the Common Stock (as reported on the Composite Tape for NYSE - listed issues) on _______________, 1995 was $_____. RESCISSION OFFEREES ARE NOT REQUIRED TO ACCEPT THE RESCISSION OFFER. RESCISSION OFFEREES WHO FAIL TO RESPOND TO THIS RESCISSION OFFER BY THE EXPIRATION DATE WILL BE DEEMED BY THE COMPANY TO HAVE DECLINED THE RESCISSION OFFER. NONE OF THE PROCEEDS RESULTING FROM ACCEPTANCE THEREOF WILL BE PAID TO THE RESCISSION OFFEREE, BUT WILL BE PAID UPON DELIVERY OF THE SECURITY OR ACCEPTANCE OF THE OFFER TO THE TRUSTEE FOR THE RESCISSION OFFEREE'S ACCOUNT AND REINVESTED BY THE TRUSTEE AT THE NEXT INVESTMENT DATE (UNLESS SUCH COMMON STOCK HAS BEEN DISTRIBUTED TO THE RESCISSION OFFEREE AS A RESULT OF RETIREMENT OR TERMINATION OF EMPLOYMENT). The Rescission Offer will expire thirty (30) days from the date of this Prospectus at 11:59 p.m., Central Standard Time, on ________________, 1995 (the "Expiration Date"). Rescission Offerees who do not accept the Rescission Offer will be deemed to have purchased registered Common Stock under the Securities Act of 1933, as amended (the "Securities Act"), effective as of the date of this Prospectus.

                    -------------------------------

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
          THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
            SECURITIES COMMISSION NOR HAS THE COMMISSION OR
              ANY STATE SECURITIES COMMISSION PASSED UPON
               THE ACCURACY OR ADEQUACY OF THIS PROSPEC-
                 TUS.  ANY REPRESENTATION TO THE CON-
                     TRARY IS A CRIMINAL OFFENSE.

                    -------------------------------

          THIS OFFER OF REPURCHASE HAS BEEN APPROVED BY THE COMMISSIONER OF CORPORATIONS IN ACCORDANCE WITH SECTION 25507(B) OF THE CORPORATE SECURITIES LAW OF 1968 ONLY AS TO ITS FORM. SUCH APPROVAL DOES NOT IMPLY A FINDING BY THE COMMISSIONER THAT ANY STATEMENTS MADE HEREIN OR IN ANY ACCOMPANYING DOCUMENTS ARE TRUE OR COMPLETE; NOR DOES IT IMPLY A FINDING THAT THE AMOUNT OFFERED BY THE SELLER IS EQUAL TO THE AMOUNT RECOVERABLE BY THE BUYER OF THE SECURITY IN ACCORDANCE WITH SECTION 25503 IN A SUIT AGAINST THE SELLER, AND THE COMMISSIONER DOES NOT ENDORSE THE OFFER AND MAKES NO RECOMMENDATION AS TO ITS ACCEPTANCE OR REJECTION.

                    -------------------------------



         The date of this Prospectus is _________ _____, 1995.

                        AVAILABLE  INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information filed by the Company can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at Seven World Trade Center, New York, New York, 10048; and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The Common Stock is listed on the NYSE and the CSE and such reports, proxy statements and other information concerning the Company can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and at the offices of the CSE, One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605-1070.

          The Company has filed with the SEC a registration statement on Form S-3 (File No. 33______) (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement.


           INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

          The following documents filed by the Company pursuant to the Exchange Act are hereby incorporated by reference:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994;

     (b)  The Company's Current Report on Form 8-K filed on
          February 10, 1995;

     (c) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995;

     (d) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995;

     (e)  The Company's Current Report on Form 8-K filed on
          August 10, 1995;

     (f)  The Company's Current Report on Form 8-K filed on October
          31, 1995;

     (g) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995;

     (h)  The Company's Current Report on Form 8-K filed on November
          17, 1995;

     (i) The description of the Rights contained in the Company's Registration Statement on Form 8-A dated
          October 25, 1988;

     (j) The description of the Common Stock, contained in the Company's Registration Statement on Form 8-B dated June 30, 1987; and

     (k) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

          Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to: Richard H. Wolff, Secretary, Newell Co., 4000 Auburn Street, Rockford, Illinois 61125 (telephone: (815) 969-6111).


                              THE COMPANY

          The Company is a manufacturer and full-service marketer of high-volume consumer products serving the needs of volume purchasers. The Company's basic strategy is to merchandise a multi-product offering of brand-name staple products, with an emphasis on excellent customer service, in order to achieve maximum results for its stockholders. Product categories include housewares, hardware, home furnishings, and office products. Each group of the Company's products is manufactured and sold by a subsidiary or division (each referred to herein as a "division," even if separately incorporated).

          The Company manages the activities of its divisions through executives at the corporate level, to whom the divisional managers report, and controls financial activities through centralized accounting, capital expenditure reporting, cash management, order processing, billing, credit, accounts receivable and data processing operations. The production and marketing functions of each division, however, are conducted with substantial independence. Each division is managed by employees who make day-to-day operating and sales decisions and participate in an incentive compensation plan that ties a significant part of their compensation to their division's performance. The Company believes that this allocation of responsibility and system of incentives fosters an entrepreneurial approach to management that has been important to the Company's success.

          As of [September 30], 1995, there were [158,549,262] shares of Common Stock and related Rights outstanding. For the fiscal year ended December 31, 1994, the Company had net sales of approximately
$ 2,074,934,000 and operating income of approximately $ 357,865,000.

          The principal executive offices of the Company are located at Newell Center, 29 East Stephenson Street, Freeport, Illinois
61032, and its telephone number is (815) 235-4171.

                         THE RESCISSION OFFER

Background and Reasons for the Rescission Offer

          The Plan is a qualified defined contribution plan under
Section 401(k) of the Internal Revenue Code of 1986, as amended. The purpose of the Plan is to provide a voluntary, systematic method for a participant to save a specified percentage of the participant's compensation for retirement ("Pay Deferral Contributions") and to defer federal income tax, and where allowed state, city and county income taxes, on such compensation, together with matching contributions made by the Company ("Company Matching Contributions", and together with Pay Deferral Contributions, "Contributions").

          A participant's Contributions are held in a trust fund maintained for the benefit of participants in the Plan. A participant has the right to decide how to invest these Contributions. There are eight current investment choices: the Merrill Lynch Ready Assets Trust, the LaSalle Income Plus Fund, the Russell Intermediate-Term Bond Fund, the Merrill Lynch Capital Fund, Inc., the Wells Fargo Index Fund, the Russell International Fund, the Russell Small Capital Stock Fund and the Newell Common Stock Fund. A participant must indicate the percentage of his or her Pay Deferral Contributions to be allocated to each investment choice, in 10% increments. Company Matching Contributions are invested in the same percentages as Pay Deferral Contributions.

          The Company is required to register all of the shares of Common Stock purchased by the Trustee for the Newell Common Stock Fund under the Securities Act. Although all of the purchases by the Trustee were made in a manner consistent with the Plan, and the investment elections of the Plan participants, the Company has determined that up to 253,101 shares of its Common Stock purchased by the Trustee between December 20, 1994 and August 22, 1995, with funds allocated to the Newell Common Stock Fund may not have been properly registered in accordance with the Securities Act, Section 25110 of the California Corporations Code and Section 359(e) of the New York Fraudulent Practices Act. If violations of securities laws occurred, the Rescission Offeree for whom such Common Stock was purchased has the right to have such shares of Common Stock repurchased by the Company or, if the Rescission Offeree has already directed and caused the sale of such shares of Common Stock, other relief. This offer is being made to ensure compliance with the Securities Act, the California Corporations Code and the New York Fraudulent Practices Act.

          The purchases of the above described Common Stock were made exclusively for Plan participants, the beneficial owners of the Common Stock. At the time of such purchases, Plan participants were residents of Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Nebraska, Nevada, New Hampshire, New Jersey, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Puerto Rico, South

Carolina, Tennessee, Texas, Utah, Virginia, Washington, West Virginia and Wisconsin, none of which require registration of securities in connection with an employee benefit plan, except California and New York.

          The Company's Board of Directors has approved the Rescission Offer in order to limit any contingent liability the Company may have as a result of possible noncompliance with applicable federal and state registration requirements in connection with the purchase of the shares of Common Stock described above.

          For Federal purposes, nonacceptance of the Rescission Offer may not terminate a Rescission Offeree's right to bring a civil action against the Company for failure to register the shares under the Securities Act before expiration of the applicable statute of limitations. The statute of limitations for enforcement of such rights by a stockholder is one year commencing on the date of the sale of Common Stock sold in violation of the Federal registration requirements.

          Under California law, nonacceptance of the Rescission Offer will terminate a Rescission Offeree's right to bring a civil action against the Company under sections 25503 (sale of securities in violation of certain sections of California Corporations Code) and 25504 (joint and several liability of other persons with persons liable under section 25501 or 25503) of the California Corporations Code. A complete statement of the applicable California provisions is attached as Appendix II.

          Regardless of the Rescission Offer, the Rescission Offerees, like any purchaser of stock of a public company, could sue the Company on grounds other than violations of registration requirements.
Grounds for such other claims could include violations of the insider trading and fraud provisions of sections 25500, 25501, and 25502 of the California Corporation Code, which would be subject to different statutes of limitations than the one year federal statute described above.

          The maximum estimated amount that the Company would be required to pay if all Rescission Offerees accept the Rescission Offer is $5,930,962.52.

Terms of the Rescission Offer

          A Rescission Offeree who elected to allocate some of his or her Pay Deferral Contributions to the Newell Common Stock Fund at any time between December 20, 1994 and August 22, 1995, and who is currently enrolled in the Plan, may direct that a sale of the Common Stock purchased with his or her contributions during that period be made by the Trustee to the Company at the price the Rescission Offeree paid for the Common Stock, plus interest determined at the rate stated below, less any dividends paid or due on such Common Stock. In the event such Rescission Offeree elects to accept the Rescission Offer, the Rescission Offeree's account balance in the Newell Common Stock Fund will be reduced by a number of units representing the equivalent shares of Common Stock purchased by the Trustee during the above period and all proceeds from the Rescission Offer will be paid to the Trustee for the participant's account. The proceeds from the Rescission Offer will be reinvested by the Trustee in the participant's account in accordance with the investment elections on record as of the next investment date. If such Rescission Offeree has already directed and caused the sale of such Common Stock, the Trustee may receive for the Rescission Offeree's account the price paid for such Common Stock, less the sale proceeds, plus interest at such applicable rate form the date of purchase, less any dividends received by such Rescission Offeree from such Common Stock.

          If the Rescission Offeree has directed and caused the distribution of Common Stock from the Plan, the Rescission Offeree is entitled to obtain relief on the above terms, except any proceeds will be paid directly to the Rescission Offeree or his beneficiary upon tender of such Common Stock.

          The interest rate for the Rescission Offer will be 7%.

          The Rescission Offer will expire on _______________________, 1995, the Expiration Date, which is thirty (30) days from the date of this Prospectus.

          During the period from December 20, 1994 to August 22, 1995, purchases of Common Stock by the Trustee for the Newell Common Stock Fund were based upon the following average prices per share: December, $21.061; January, $21.059; February, $23.510; March, $24.533; April,
$24.157; May, $23.301; June, $23.431 and July, $24.085.

          A dividend of $.10 per share was paid on March 3, 1995 to holders of Common Stock of record on February 17, 1995, and dividends of $.12 per share of Common Stock were paid on June 15, 1995 and September 1, 1995 to stockholders of record on May 19, 1995 and August 16, 1995, respectively.

          The following summarizes the amount that the Company estimates it will pay for shares of Common Stock purchased by the Company in the Rescission Offer.

                              Estimated*
 Month Shares     Average      Interest      (Less)      Rescission
      Were       Per Share       Per       Dividends       Amount
    Purchased    Price Paid     Share       Per Share     Per Share
 ____________    _________     ________    __________    __________

 December  .      $21.061       $0.985       $0.34         $21.706

 January . .       21.059        0.868        0.34          21.587
 February  .       23.510        0.831        0.285         24.056

 March . . .       24.533        0.767        0.24          25.060
 April . . .       24.157        0.596        0.24          24.513

 May . . . .       23.301        0.396        0.141         23.557

 June  . . .       23.431        0.309        0.12          23.619

 July  . . .       24.085        0.151        0.12          24.116
________________________________

*  Estimated average annual interest rate of 7%.

          As of ____________, 1995, the closing sale price of the Common Stock (as reported on the Composite Tape for NYSE-listed issues) was $__________. For the fifty-two week period ending on such date, the average sales price of the Common Stock ranged from a high of $_____________ to a low of $__________.

          For Rescission Offerees who accept the Rescission Offer and who are still enrolled in the Plan, the Company and the Trustee will complete the transaction in accordance with the terms of the Rescission Offer. The Rescission Offeree's account balance in the Newell Common Stock Fund will be reduced by a number of units representing the equivalent shares of Common Stock so purchased by the Trustee and all proceeds from the Rescission Offer will be paid to the Trustee for the Rescission Offeree's account. The Trustee will reinvest such proceeds in accordance with the Rescission Offeree's investment elections on record as of the next investment date. If the Rescission Offeree has previously directed and caused the Trustee to distribute such Common Stock from the Plan, such proceeds will be paid directly to such individual or his beneficiary within 30 days of tender of such Common Stock.

How to Accept or Decline this Rescission Offer

          A RESCISSION OFFEREE IS NOT LEGALLY REQUIRED TO ACCEPT THE RESCISSION OFFER. Acceptance of the Rescission Offer is optional for each Rescission Offeree who holds units in the Newell Common Stock Fund representing shares of Common Stock covered by this Rescission Offer. If a Rescission Offeree elects to reject the Rescission Offer, the Rescission Offeree will hold the same number of units in the Newell Common Stock Fund. In the event the Rescission Offeree elects to accept the Rescission Offer, the Rescission Offeree must detach and complete the form "Rescission Offeree's Acceptance of Rescission

Offer," attached hereto as Appendix I, and mail or return it to the Company, Attention: [insert name and address], as soon as practicable after the date of receipt of this Prospectus but in no event having a postmark later than the Expiration Date.

          ANY RESCISSION OFFEREE WHO FAILS TO NOTIFY THE COMPANY IN WRITING OF HIS OR HER ACCEPTANCE OF THE RESCISSION OFFER, ON OR PRIOR TO THE EXPIRATION DATE WILL BE DEEMED TO HAVE REJECTED THE RESCISSION OFFER; HOWEVER, ACCEPTANCE OR REJECTION OF THE RESCISSION OFFER MAY NOT TERMINATE A RESCISSION OFFEREE'S RIGHT TO BRING A CIVIL ACTION AGAINST THE COMPANY FOR FAILURE TO REGISTER THE SHARES UNDER FEDERAL SECURITIES LAWS. HOWEVER, FEDERAL LAW DOES PROVIDE THAT A RESCISSION OFFEREE MAY LOSE ANY RESCISSION RIGHTS UNDER FEDERAL SECURITIES LAWS ONE YEAR FROM THE DATE OF PURCHASE OF SUCH SHARES.

Questions about the Rescission Offer

          Rescission Offerees who have questions about the Rescission Offer may call ____________________ between 9:00 a.m and 5:00 p.m.,
Central Standard time.

Use of Stock Tendered to Company in Rescission Offer

          The repurchased shares of Common Stock, if any, will become treasury shares. The Company has no present plans to sell such treasury shares.

Tax Effects of Rescission Offer

          A Rescission Offeree's acceptance or rejection of this Rescission Offer, or the sale of Common Stock pursuant to it, is not considered to be a taxable event before withdrawal or distribution of funds from such Rescission Offeree's Plan account to the Rescission Offeree or his or her beneficiary. All funds paid by the Company for Common Stock of a Rescission Offeree as a result of this Rescission Offer will be paid to the Plan Trustee and remain in the Plan trust and will be reinvested in accordance with the Rescission Offeree's existing investment option(s) in the Plan. Upon any later withdrawal or distribution, any gain resulting from this Rescission Offer will generally be taxable as ordinary income to the Rescission Offeree or his or her beneficiary. An additional 10 percent income tax may be imposed in cases of early withdrawal. Special tax advantages for some lump-sum distributions and rollovers are allowed. Each Rescission Offeree should consult with his/her own tax advisor with regard to the proper tax treatment for him/her in connection with the Rescission Offer.


Funding the Rescission Offer

          The Company has sufficient funds available to pay for the purchase of any shares of Common Stock which may be tendered to it as a result of the Rescission Offer. The Company does not anticipate that a material number of Rescission Offerees will elect to accept the Rescission Offer.

                            USE OF PROCEEDS

          The Company will receive no proceeds from the Rescission Offer. The Common Stock was originally purchased in brokerage transactions on the open market for which the Company did not receive any proceeds.

                             LEGAL OPINION

          The legality of the Common Stock offered hereby has been passed upon for the Company by Schiff Hardin & Waite, 7200 Sears Tower, Chicago, Illinois 60606. Schiff Hardin & Waite has advised the Company that a member of the firm participating in the representation of the Company in this offering owns approximately 3,700 shares of Common Stock.


                                EXPERTS

          The consolidated financial statements and schedule of the Company, incorporated herein by reference have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                                            APPENDIX I


                    RESCISSION OFFEREE'S ACCEPTANCE
                        OF THE RESCISSION OFFER


YOU MAY ELECT TO ACCEPT OR REJECT THE RESCISSION OFFER.
IF YOU WISH TO REJECT THE RESCISSION OFFER, DO NOT EXECUTE AND RETURN THE FORM. YOU NEED TO DO NOTHING TO REJECT THE RESCISSION OFFER.
IF YOU WISH TO ACCEPT THE RESCISSION OFFER, PLEASE EXECUTE AND RETURN THIS FORM, PURSUANT TO THE INSTRUCTIONS BELOW. PROCEEDS DUE TO ACCEPTANCE OF THE RESCISSION OFFER WILL BE PAID TO THE TRUSTEE FOR YOUR ACCOUNT (UNLESS YOU HAVE DIRECTED AND CAUSED THE DISTRIBUTION OF YOUR SHARES OF COMMON STOCK INCLUDED IN THIS RESCISSION OFFER AS A RESULT OF YOUR RETIREMENT OR TERMINATION OF EMPLOYMENT) AND REINVESTED BY THE TRUSTEE IN ACCORDANCE WITH THE INVESTMENT ELECTIONS ON RECORD AS OF THE NEXT APPLICABLE INVESTMENT DATE.

Newell Co.
29 East Stephenson Street
Freeport, Illinois   61032

Ladies and Gentlemen:

     The undersigned acknowledges receipt of a Prospectus dated ____________, 1995, of NEWELL CO. (the "Company") together with the Appendix thereto (the "Prospectus"), pursuant to which the Company offers to rescind (the "Rescission Offer") purchases by the Trustee (the "Trustee") of the Long-Term Savings and Investment Plan for the employees of NEWELL CO. and subsidiaries (the "Plan") of all shares of Common Stock and related preferred stock purchase rights (the "Common Stock") of the Company between December 20, 1994 and August 22, 1995, made with the undersigned's contributions to the Plan, and, if the Rescission Offer is accepted by the undersigned, to pay to the Trustee of the undersigned's account the original purchase prices paid by the Trustee to purchase such Common Stock, plus interest thereon as determined in accordance with the applicable rate, less any dividends due or paid on such Common Stock.

     In the event the undersigned elects to accept this Rescission Offer, the undersigned understands that his or her Plan account balance in the Newell Common Stock Fund will be reduced by a number of units representing the shares of Common Stock purchased by the Trustee during the above period and all proceeds from such account balance reduction will be paid to the Trustee for the undersigned's account for investment in accordance with the undersigned's current investment instructions.

     If the undersigned has previously directed and caused the Trustee to distribute such Common Stock from the Plan, the proceeds will be paid directly to the undersigned or the undersigned's beneficiary upon timely tender of such Common Stock.

     Therefore, I hereby accept the Rescission Offer for the above Common Stock purchased by the Trustee with my contributions, on terms set forth in this letter. Furthermore, I direct that all payments be made to the Trustee for my Plan account unless I have previously directed and caused a prior distribution from the Plan of such Common Stock. I understand and agree that as a result of such acceptance, I will no longer hold units in the Newell Common Stock Trust Fund representing such equivalent shares of Common Stock.


______________________________  ______________________________________
Name (please print)                               Signature


______________________________   Date: _______________________________
Street Address


_____________________________   ______________________________________
City, State and Zip Code of          Social Security Number or
       Residence                     Taxpayer Identification Number


Instructions: In order to indicate your acceptance of the Rescission Offer, you must:

          (1) Sign the form and provide your complete address, date, and social security or Taxpayer Identification Number; and

          (2)  Mail the form to the Company.

Delivery Instructions: This form should be mailed to the Company as soon as practicable, but in no event having a postmark later than the Expiration Date of this Rescission Offer, 11:59 p.m., Central Standard Time, ___________, 1995.

                                                           APPENDIX II


California Corporations Code Section 25507(b):

          (b) No buyer may commence an action under Section 25503 (or Section 25504 or Section 25504.1 insofar as they relate to that section) if, before suit is commenced, such buyer shall have received a written offer approved as to form by the commissioner (1) stating the respect in which liability under such section may have arisen, (2) offering to repurchase the security for a cash price payable upon delivery of the security or offering to pay the buyer an amount in cash equal in either case to the amount recoverable by the buyer in accordance with Section 25503, or, offering to rescind the transaction by putting the parties back in the same position as before the transaction,
     (3) providing that such offer may be accepted by the buyer at any time within a specified period of not less than 30 days after the date of receipt thereof unless rejected earlier during such period by the buyer, (4) setting forth the provisions of this subdivision (b), and (5) containing such other information as the commissioner may require by rule or order, and such buyer shall have failed to accept such offer in writing within the specified period after receipt thereof.

California Corporations Code Section 25503:

          Any person who violates Section 25110, 25130 or 25133, or a condition of qualification under Chapter 2 (commencing with Section 25110) of this part, imposed pursuant to
     Section 25141, or an order suspending trading issued pursuant to Section 25219, shall be liable to any person acquiring from him the security sold in violation of such section, who may sue to recover the consideration he paid for such security with interest thereon at the legal rate, less the amount of any income received therefrom, upon the tender of such security, or for damages, if he no longer owns the security, or if the consideration given for the security is not capable of being returned. Damages, if the plaintiff no longer owns the security, shall be equal to the difference between (a) his purchase price plus interest at the legal rate from the date of purchase and (b) the value of the security at the time it was disposed of by the plaintiff plus the amount of any income received therefrom by the plaintiff.

          Damages, if the consideration given for the security is not capable of being returned, shall be equal to the value of that consideration plus interest at the legal rate from the date of purchase, provided the security is tendered; and if the plaintiff no longer owns the security, damages in such case shall be equal to the difference between (a) the value of the consideration given for the security plus interest at the legal rate from the date of purchase and
     (b) the value of the security at the time it was disposed of by the plaintiff plus the amount of any income received therefrom by the plaintiff. Any person who violates Section 25120 or a condition of qualification under Chapter 3 (commencing with Section 25120) of this part imposed pursuant to Section 25141, shall be liable to any person acquiring from him the security sold in violation of such section who may sue to recover the difference between
     (a) the value of the consideration received by the seller and (b) the value of the security at the time it was received by the buyer, with interest thereon at the legal rate from the date of purchase. Any person on whose behalf an offering is made and any underwriter of the offering, whether on a best efforts or a firm commitment basis, shall be jointly and severally liable under this section, but in no event shall any underwriter (unless such underwriter shall have knowingly received from the issuer for acting as an underwriter some benefit, directly or indirectly, in which all other underwriters similarly situated did not share in proportion to their respective interest in the underwriting) be liable in any suit or suits authorized under this section for damages in excess of the total price at which the securities underwritten by him and distributed to the public were offered to the public. Any tender specified in this section may be made at any time before entry of judgment. No person shall be liable under this section for violation of Section 25110, 25120 or 25130 if the sale of the security is qualified prior to the payment or receipt of any part of the consideration for the security sold, even though an offer to sell or a contract of sale may have been made or entered into without qualification.

California Corporations Code Section 25504:

          Every person who directly or indirectly controls a person liable under Section 25501 or 25503, every partner in a firm so liable, every principal executive officer or director of a corporation so liable, every person occupying a similar status or performing similar functions, every employee of a person so liable who materially aids in the act or transaction constituting the violation, and every broker-dealer or agent who materially aids in the act or transaction constituting the violation, are also liable jointly and severally with and to the same extent as such person, unless the other person who is so liable had no knowledge of or reasonable grounds to believe in the existence of the facts by reason of which the liability is alleged to exist.

                                PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

          The following table sets forth all expenses in connection with the distribution of the shares of Common Stock being registered. All amounts shown below are estimates, except the registration fee:

     Registration fee of Securities and Exchange Commission   $2,236.00
     Stock Exchange Listing Fees  . . . . . . . . .            1,500.00
     Accountants' fees and expenses . . . . . . . .            5,000.00
     Legal fees and expenses  . . . . . . . . . . .           25,000.00
     Miscellaneous  . . . . . . . . . . . . . . . . .          1,264.00


          TOTAL   . . . . . . . . . . . . . . . . . . . .   $ 35,000.00
                                                           ============
Item 15.  Indemnification of Directors and Officers

          The Restated Certificate of Incorporation and By-Laws of the registrant provide for indemnification by the registrant of each of its directors and officers to the fullest extent permitted by law for liability (including liability arising under the Securities Act of 1933 (the "Act")) of such director or officer arising by reason of his or her status as a director or officer of the registrant, provided that he or she met the standards established in the Restated Certificate of Incorporation, which include requirements that he or she acted in good faith and in a manner he or she reasonably believed to be in the registrant's best interest. The registrant will also advance expenses prior to final disposition of an action, suit or proceeding upon receipt of an undertaking by the director or officer to repay such amount if the director or officer is not entitled to indemnification. All rights to indemnification and advancement of expenses are deemed to be a contract between the registrant and its directors and officers. The determination that a director or officer has met the standards established in the Restated Certificate of Incorporation and By-Laws may be made by majority vote of a quorum consisting of disinterested directors, an opinion of counsel (regardless of whether such quorum is available), a majority vote of stockholders, or a court (which may also overturn any of the preceding determinations). The registrant has purchased insurance against liabilities of directors or officers, as permitted by the Restated Certificate of Incorporation and By-Laws. The registrant also has entered into indemnification agreements with each of its directors and officers which provide that the directors and officers will be entitled to their indemnification rights as they existed at the time they entered into the agreement, regardless of subsequent changes in the registrant's indemnification policy.


Item 16. Exhibits

          The Exhibits filed herewith are set forth on the Index to Exhibits filed as a part of this Registration Statement on page II-6 hereof.


Item 17.  Undertakings

     The undersigned registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs 1(a) and 1(b) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockford, State of Illinois, on this 1st day of December, 1995.

                              NEWELL CO.
                              (Registrant)

                              By:     /s/    William T. Alldredge
                                 -------------------------------------
                                             William T. Alldredge
                                             Vice President - Finance

          Each person whose signature appears below appoints William
P. Sovey and William T. Alldredge or either of them, as such person's true and lawful attorneys to execute in the name of each such person, and to file, any amendments to this registration statement that either of such attorneys shall deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission with respect thereto, in connection with the registration of shares of Common Stock of the Registrant that are subject to this registration statement (and the Preferred Stock Purchase Rights attached thereto), which amendments may make such changes in such registration statement as either of the above-named attorneys deems appropriate, and to comply with the undertakings of the Registrant made in connection with this registration statement; and each of the undersigned hereby ratifies all that either of said attorneys shall do or cause to be done by virtue thereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

    Signature                            Title                                     Date
    ---------                            ------                                    -----


/s/   William P. Sovey                     Vice Chairman and Chief                   December 1, 1995
--------------------------------------     Executive Officer (Principal
      William P. Sovey                     Executive Officer) and Director


/s/   William T. Alldredge                 Vice President - Finance                  December 1, 1995
--------------------------------------     (Principal Financial Officer)
      William T. Alldredge






                                                        II-4

      Signature                            Title                                     Date
      ---------                            ------                                    -----

/s/   Thomas A. Ferguson, Jr.               President and Chief                      December 1, 1995
--------------------------------------      Operating Officer and Director
      Thomas A. Ferguson, Jr.


/s/   Donald L. Krause                     Senior Vice President - Controller        December 1, 1995
--------------------------------------     (Principal Accounting Officer)
      Donald L. Krause


/s/   Daniel C. Ferguson                   Chairman of the Board of Directors        December 1, 1995
--------------------------------------
      Daniel C. Ferguson


/s/   Alton F. Doody                       Director                                  December 1, 1995
--------------------------------------
      Alton F. Doody


/s/   Gary H. Driggs                       Director                                  December 1, 1995
--------------------------------------
      Gary H. Driggs


/s/   Robert L. Katz                       Director                                  December 1, 1995
--------------------------------------
      Robert L. Katz


/s/   John J. McDonough                    Director                                  December 1, 1995
--------------------------------------
      John J. McDonough


/s/   Elizabeth Cuthbert Millett           Director                                  December 1, 1995
--------------------------------------
      Elizabeth Cuthbert Millett


--------------------------------------     Director
      Cynthia A. Montgomery


/s/   Allan P. Newell                      Director                                  December 1, 1995
--------------------------------------
      Allan P. Newell


s/    Henry B. Pearsall                    Director                                  December 1, 1995
--------------------------------------
      Henry B. Pearsall

                           INDEX TO EXHIBITS



Exhibit
 Index                             Exhibit
-------        -------------------------------------------------------
  4.1          Restated Certificate of Incorporation of Newell Co., as
               amended as of May 10, 1995 (incorporated by reference to Exhibit 3.1 to the Newell Co. Quarterly Report on
               Form 10-Q for the quarter ended June 30, 1995 (the
               "Form 10-Q")).

  4.2 By-Laws of Newell Co., as amended through February 6, 1995 (incorporated by reference to Exhibit 3.2 to the Form 10-Q).

  4.3 Rights Agreement dated as of October 20, 1988 between Newell Co. and First Chicago Trust Company of New York (formerly known as Morgan Shareholders Services Trust Company) (incorporated by reference to Exhibit 4 to the Newell Co. Current Report on Form 8-K dated October 25,
               1988).

    5          Opinion of Schiff Hardin & Waite.

 23.1          Consent of Arthur Andersen LLP.


 23.2 Consent of Schiff Hardin & Waite (contained in their opinion filed as Exhibit 5).

  24 Powers of attorney (set forth on the signature page of this registration statement).